Exhibit 10.38

EXTENSION AND AMENDMENT AGREEMENT

WITNESSETH:

WHEREAS, the secured promissory note of Varitek Industries, Inc. (n/k/a Remote Knowledge, Inc.) payable to SMH Varitek, LLC dated November 27, 2002 (the “Promissory Note”) and the related Security Agreement, Guaranty, Stock Pledge Agreement and Stockholders’ Agreement dated even date therewith require the repayment of the principal of said note to the holder, SMH Varitek, LLC on or about November 27, 2003 (“Maturity Date”); and

WHEREAS, the Promissory Note is convertible under certain circumstances in accordance with this terms on or before the Maturity Date; and

WHEREAS, the events that would result in a conversion of the principal of the Promissory Note have not yet closed but are expected to close within a reasonably short period of time subsequent to the Maturity Date and the parties hereto would prefer to permit the conversion of the principal amount of the Promissory Note.

NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Extension of the Maturity Date. The Maturity Date of the above referenced Promissory Note shall be extended until May 27, 2004 or to such other subsequent date that may be agreed to by all of the parties in writing.

2. Universal Amendment. This new definition of the Maturity Date shall apply to all of the constituent documents regarding the Promissory Note and no default shall result under the Promissory Note or any of the other constituent documents so long as payment or conversion of the Promissory Note is made in accordance with the terms of the Note as amended hereby.

3. All Other Terms. All other terms of the Promissory Note and the constituent documents shall remain as is except as amended by necessity to comport with the revised definition of the Maturity Date set forth herein.

Dated this 28th day of January 2004.

SMH VARITEK LLC, a Delaware limited liability company

By:	/s/ Richard C. Webb

Richard C. Webb, Manager
Print Name and Authority

Remote Knowledge, Inc., a Delaware corporation

By:	/s/ Randy S. Bayne
Randy S. Bayne, President and Chief Executive Officer (f/ka Varitek Industries, Inc.)

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